Exhibit 10.28

PARENT GUARANTY

THIS PARENT GUARANTY (this “Guaranty”), entered into as of this 29th day of December, 2003, by OCULAR SCIENCES, INC., a Delaware- corporation (together with its permitted successors, assigns and transferees, “Guarantor”), for the benefit of WELLS FARGO HSBC TRADE BANK N.A., a national banking association (together with its successors, assigns and transferees, “Bank”), and with respect to that certain Credit Agreement of even date herewith (as amended, modified or supplemented from time to time, the “Credit Agreement”) between Bank and OCULAR SCIENCES K.K., a Japanese corporation (together with its permitted successors, assigns and transferees, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower is a wholly owned Subsidiary of Guarantor; and

WHEREAS, it is a condition precedent to the effectiveness of the Loan Documents that Guarantor shall have executed and delivered to Bank this Guaranty:

NOW, THEREFORE, in order to induce Bank to execute and deliver the Loan Documents, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Guarantor hereby covenants and agrees with Bank as follows:

1.             Definitions.  The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof).  All capitalized terms not defined herein shall have the meaning set forth in the Credit Agreement.

“Accommodation Obligation” means, as applied to any Person, any direct or indirect guaranty, endorsement or other liability of that Person with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligation”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (i) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Accommodation Obligation shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Accommodation Obligation is made or, if not stated or if indeterminable, the maximum reasonably estimated potential liability in respect thereof. Endorsements of checks for collection or deposit in the ordinary course of business are not Accommodation Obligations.

“Authorized Officer” means the chief executive officer, president, chief financial officer or controller of Guarantor.

“Bank” has the meaning given it in the preamble.

“Borrower” has the meaning given it in the preamble.

“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Flow” means, for any period, an amount determined as (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in determining Consolidated Net Income and without duplication, the sum of (A) all charges for Consolidated Interest Expense, depreciation and amortization for such period, plus (B) all non-cash charges required by GAAP relating to dispositions of property, plant and equipment for such period, minus (iii) preferred stock dividends paid or payable (x) by Guarantor or (y) by any of its consolidated Subsidiaries to any Person not in the Ocular Sciences Group during such period and minus (iv) amounts and/or expenditures incurred in connection with stock repurchases and/or buybacks by Guarantor during such period, all computed and calculated in accordance with GAAP.

“Cash Flow Coverage Ratio” means, as of any date of determination, (a) Cash Flow, divided by (b) the sum of the current portion of long-term debt and Capital Leases following the relevant date of calculation.

“Consolidated Interest Expense” means, for any period, total interest expense (including the interest component of Capital Leases) of Guarantor and its consolidated Subsidiaries for such period determined in accordance with GAAP, except that amortization or write-off of original issue discount, capitalized debt issuance costs and expenses, and non-cash interest payments or accruals shall in any event be excluded.

“Consolidated Net Income” means, for any period, the net income of Guarantor and its consolidated Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination for Guarantor and its consolidated Subsidiaries, all items of indebtedness, obligation or liability (other than Subordinated Debt) that should be classified, and reported on Guarantor’s consolidated balance sheet, as liabilities in accordance with GAAP.

“Credit Agreement” has the meaning given it in the preamble.

“Debt” means, as applied to any Person, (i) all indebtedness of such Person for borrowed money (whether by loan or the issuance of debt securities or otherwise); (ii) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services or interest thereon, except accounts and accrued expenses currently payable; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments, whether or not contingent; (iv) all monetary obligations of such Person under any Capital Lease; (v) all obligations of such Person (contingent or otherwise) to purchase, retire or redeem any capital stock or other equity interests in such Person or any Affiliate of such Person; (vi) all monetary obligations of such Person measured by, or determined on the basis of, the value of any capital stock of such Person or any Affiliate of such Person; (vii) all Accommodation Obligations of such Person; and (viii) all liabilities and obligations secured by (or as to which the holder of the liability or obligation has an existing right, contingent or otherwise, to be secured by any Lien, except a Non-Consensual Lien (as such term is defined in the Parent Credit Agreement as in effect on the date hereof).

“Earnings Before Interest and Taxes” means the consolidated earnings (or loss) from the operations of any Person for any period, after all expenses and other property charges but before payment or provision for any income taxes or interest expense for such period, determined in accordance with GAAP, excluding any extraordinary or non-recurring gains or losses.

“EBITDA” means, for any period, an amount equal to the sum of (a) Earnings Before Interest and Taxes for Guarantor and its Subsidiaries on a consolidated basis for such period, plus (b) depreciation, amortization and all other non-cash charges of Guarantor and its Subsidiaries on a consolidated basis for such period.

“Equity Issuance” means the issuance or sale of any capital stock or other equity, ownership or profit interests (except a dividend on any such stock or interest declared and payable solely in additional shares of such stock or interest) by (i) Guarantor to any Person, or (ii) any Subsidiary of Guarantor to any Person, other than to Guarantor or to any other wholly owned Subsidiary of Guarantor.

“ERISA Affiliate” has the meaning given it in the Parent Credit Agreement as in effect on the date hereof.

“ERISA Event” has the meaning given it in the Parent Credit Agreement as in effect on the date hereof.

“Fiscal Quarter” means a fiscal quarter of Guarantor.

“Fiscal Quarter End Date” means the last day of a Fiscal Quarter.

“Fiscal Year” means a fiscal year of Guarantor.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronunciations of the Accounting Principles Board and American Institute of Certified Public Accountants and statements and pronunciations of the Financial Accounting Standard Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Guaranteed Obligations” has the meaning given it in Section 2.1 hereof.

“Guarantor” has the meaning given it in the preamble.

“Guaranty” has the meaning given it in the preamble.

“Intangible Assets” means, as of any date of determination for Guarantor and its consolidated Subsidiaries in accordance with GAAP, assets having no physical existence and that should be classified as intangible assets, including, without limitation, goodwill, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, organizational expenses and deferred charges (including, without limitation, unamortized debt issuance costs).

“Interest” means all or any of the right, title or interest and obligations of Bank in and to the Loan Documents, and all or any of the benefits, advantages and obligations of Bank under the Loan Documents.

“Interest Coverage Ratio” means the consolidated Earning Before Interest and Taxes of any Person for any period, divided by Consolidated Interest Expense of such Person during such period.

“Investment” has the meaning set forth in the Parent Credit Agreement as in effect on the date hereof.

“Laws and Permits” has the meaning given it in Section 3(b).

“Material Adverse Change” means any materially adverse change in the financial condition, assets, liabilities, business, operations or prospect of Guarantor and its Subsidiaries, taken as a whole.

“Multiemployer Plan” has the meaning given it in the Parent Credit Agreement as in effect on the date hereof.

“Ocular Sciences Group” means, collectively, Guarantor and its Subsidiaries.

“Parent Credit Agreement” means a Credit Agreement dated as of April 16, 2002 among Guarantor, as borrower, the lenders referred to therein and Comerica Bank-California as the agent for the lenders, as may be amended from time to time.

“Parent Pledge Agreement” means a Pledge Agreement executed by Guarantor and delivered pursuant to Section 3.1 (a) of the Parent Credit Agreement and each joinder therein by any Subsidiary of Guarantor in accordance with the provisions of the Parent Credit Agreement.

“Permitted Cash Investments” means (i) certificates of deposit or money market securities with maturities of three years or less issued by any United States, Australian, Canadian, Japanese or European commercial bank with capital, surplus and undivided profits of $500,000,000 or more; (ii) obligations issued by, or guaranteed by, the United States government and maturing within three years from the date of acquisition thereof; (iii) commercial paper, municipal bonds and similar instruments with maturities of three years or less rated at least P-1 or A-3, respectively, by Moody’s Investors Service, Inc., or rated at least A-1 or A, respectively, by Standard & Poor’s Corporation, or receiving an equivalent rating from any other nationally recognized rating agency; (iv) repurchase or reverse repurchase agreements issued by any United States commercial bank with capital surplus and undivided profits of $500,000,000 or more; and (v) investments in money market funds or mutual funds that invest solely in investments described in clauses (i) through (iv).

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise.

“Prohibited Asset Sale” means the sale, sale-leaseback, conveyance license, transfer or other disposition, whether direct or indirect, of any asset, business or property of Guarantor or any of its Subsidiaries, other than (i) sales and other dispositions of inventory in the ordinary course of business; (ii) sale of used, worn-out or surplus equipment in which the proceeds are either (x) reinvested in other fixed assets within one hundred eighty (180) days from the date of sale or (y) applied to prepay amounts owed Bank under the Credit Agreement; (iii) sales and leasebacks of equipment acquired by Guarantor or any of its Subsidiaries not more than one hundred eighty (180) days prior to such sale or leaseback; (iv) non-exclusive licenses and similar arrangements for the use of intellectual property of Guarantor or any of its Subsidiaries; (v) transfers of assets between Subsidiaries of Guarantor, or from any Subsidiary of Guarantor to Guarantor; and (vi) the sale, lease, transfer or other disposition of assets by Guarantor and its Subsidiaries, up to a maximum amount of $2,000,000 in any calendar year.

“Property” has the meaning given it in Section 3(b).

“Quick Ratio” means, as of any Fiscal Quarter End Date for Guarantor and its Subsidiaries, the ratio of (i) the sum of unrestricted cash, PLUS unrestricted Permitted Cash Investments, PLUS trade accounts receivable (net of applicable reserves therefor), DIVIDED BY (ii) the sum of current liabilities, PLUS (without duplication) the aggregate principal amount of the “Revolving Advances” or “Term Advances” (as each such term is defined in the “Parent Credit

Agreement”) outstanding under the Parent Credit Agreement, in each case as of such Fiscal Quarter End Date.

“Subordinated Debt” means any Debt of Guarantor or any of its Subsidiaries which is subordinate to the Obligations (as such term is defined in the Parent Credit Agreement) having terms and conditions satisfactory to the “Required Lenders” (as such term is defined in the Parent Credit Agreement).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled directly or indirectly by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tangible Effective Net Worth” means, as of any date of determination for Guarantor and its consolidated Subsidiaries in accordance with GAAP, the amount determined as (i) the net book value of all assets (other than Intangible Assets) after all appropriate deductions which are either required or reflected by Guarantor in its consolidated balance sheet (including, without limitation, reserves for doubtful receivables, returns, obsolescence, depreciation and amortization), MINUS (ii) Consolidated Total Debt, PLUS (iii) Subordinated Debt.

“Total Funded Debt” means, at the relevant calculation date, the aggregate amount of all Debt of Guarantor and its consolidated Subsidiaries relating to (i) the borrowing of money or obligations under letters of credit or (ii) in respect of Capital Leases outstanding during such period.

2.             Guaranty Provisions.

2.1           Guaranteed Obligations.  Guarantor hereby absolutely, unconditionally and irrevocably guarantees:

(i)            the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under section 362(a) of the Bankruptcy Code, would become due) and liabilities of Borrower incurred under the Credit Agreement and other Loan Documents, now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and other Loan Documents, and the due performance and compliance by Borrower with the terms of the Credit Agreement and other Loan Documents; and

(ii)           all costs, fees, expenses and other amounts set forth in Section 11.2 hereof or any other provisions of this Guaranty;

all such obligations, liabilities, sums and expenses set forth in clauses (i) and (ii) of this Section 2.1 being collectively called the “Guaranteed Obligations,” it being acknowledged and agreed that the “Guaranteed Obligations” shall include Loans made under the Loan Documents, whether made on the date of this Guaranty or from time to time after the date of this Guaranty.

2.2           Guaranty of Payment.  This Guaranty constitutes a guaranty of payment when due and not merely of collection, and Guarantor specifically agrees that it shall not be necessary or required that Bank exercise any right, assert any claim or demand or enforce any remedy whatsoever against Borrower (or any other Person) or any property before or as a condition to the obligations of Guarantor hereunder.

2.3           Guaranty Absolute, etc.  This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all of the Guaranteed Obligations have been absolutely, irrevocably and unconditionally fulfilled, performed or met, whether by Guarantor, Borrower or other Person.  Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Bank. Without limiting the foregoing, the liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, to the fullest extent permitted by applicable laws irrespective of:

(a)           any lack of validity, legality or enforceability of the Loan Documents or any lack of capacity or change in status of Borrower (including, without limitation, any bankruptcy reorganization, insolvency, merger, consolidation, liquidation or other proceeding or event relating to Borrower);

(b)           any exercise of, or any election not or failure to exercise, delay in the exercise of, waiver of, or forbearance or other indulgence with respect to, any right, remedy or power available to Bank, including (i) any election not or failure to exercise any right of setoff, recoupment or counterclaim, (ii) any election of remedies effected by Bank, including the foreclosure upon any real estate constituting collateral, whether or not such election affects the right to obtain a deficiency judgment, and (iii) any election by Bank in any proceeding under the Bankruptcy Code of the application of section 1111(b)(2) of such Code;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other increase, decrease, prepayment, extension, compromise or renewal of any Guaranteed Obligation;

(d)           any increase, reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason (other than payment), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaranteed Obligations;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to a departure from, any of the terms of the Loan Documents;

(f)            any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to a departure from, any other guaranty, provided in favor of Bank in connection with the Guaranteed Obligations; or

(g)           any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Guarantor, any surety or any guarantor.

2.4           Reinstatement, etc.  Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by Bank, upon the insolvency, bankruptcy or reorganization of Guarantor, Borrower or otherwise, as though such payment had not been made.

2.5           Rights and Remedies.  Guarantor waives any and all rights under section 2845 of the California Civil Code or any other provision of any other applicable law to require Bank to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank’s power whatsoever.  Bank may, at its election, exercise any right or remedy it may have against Guarantor or any security now or hereafter held by or for the benefit of Bank including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Guaranteed Obligations may thereby be paid, even though any rights which Guarantor may have or otherwise might obtain by subrogation against others might be diminished or destroyed.  Guarantor waives all rights and defenses arising out of an election or non-election of remedies by Bank, even though that election or non-election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of section 580d of the California Code of Civil Procedure.  Guarantor acknowledges that any such exercise or non-exercise of a right or remedy with respect to any collateral security for the Guaranteed Obligations may result in a loss, in part or whole, of Bank’s right to collect from Borrower any deficiency that may remain after any such exercise of such a right or remedy and that, where such a loss occurs, Guarantor will also suffer a loss of any rights and remedies, arising in law or equity, which Guarantor may have to collect any amount from Borrower; and Guarantor agrees to remain bound notwithstanding any such loss.  Only the net proceeds from any such foreclosure, after deduction of all costs and expenses authorized to be deducted pursuant to the documents under which such security is held or by law, shall be applied against the Guaranteed Obligations.  Bank may at its discretion purchase all or any part of such security so sold or offered for sale for its own account and may apply against the amount bid therefor all or any part of the Guaranteed Obligations for which such security is held; and in such case, only that portion of the Guaranteed Obligations so applied, after deduction of all costs and expenses authorized to be deducted pursuant to the documents under which such security is held or by law, shall be applied against the Guaranteed Obligations.  Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrower or any such security, whether resulting from the election by Bank to exercise any right or remedy it may have against Borrower, any defect in, failure of, or loss or absence of priority with respect to Bank’s interest in such security, or otherwise.  In the event that any fore-closure sale is deemed to be not commercially reasonable, Guarantor waives any right that it may have to have any portion of the Guaranteed Obligations discharged except to the extent of the amount actually bid and received by Bank at any such sale.  Bank shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof.

2.6           Separate Guaranteed Obligation.  The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions; Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, to the fullest extent permitted by law.  Any part performance of the Guaranteed Obligations by Borrower or other circumstances which operate to toll any statute of limitations as to Borrower shall not operate to toll the statute of limitations as to Guarantor.  Guarantor hereby waives any rights it may have under sections 2809 and 2810 of the California Civil Code and reaffirms that, in any event, the obligations of Guarantor are independent of those of Borrower.  Guarantor understands that Bank would not have entered into the transaction with Guarantor in the absence of the foregoing covenants by Guarantor and the other covenants of Guarantor contained in this Guaranty.

2.7           Covenant To Prevent Events of Default.  Guarantor covenants and agrees that on and after the date hereof until such time as (i) each of the Loan Documents is terminated in its entirety and no provision thereof remains in force and effect and (ii) all outstanding payments and obligations arising therefrom or from this Guaranty, including, without limitation, the Guaranteed Obligations, have been paid in full, Guarantor shall take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in the Loan Documents, and so that no Event of Default, is caused by the actions or failure to act of Guarantor or Borrower.

2.8           Waiver of Notices and Demands.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Guaranteed Obligations.  At the option of Bank, Guarantor may be joined in any action or proceeding commenced by Bank against Borrower in connection with or based upon the Guaranteed Obligations or any security therefor and recovery may be had against Guarantor in such action or proceeding, without any requirement that Bank first assert, prosecute or exhaust any remedy or claim against Borrower.  Without limiting the foregoing, Guarantor acknowledges that repeated and successive demands may be made and payments or performance made hereunder in response to such demands as and when, from time to time, Borrower may default in performance of the Guaranteed Obligations.  Notwithstanding any such performance hereunder, this Guaranty shall remain in full force and effect and shall apply to any and all subsequent defaults by Borrower in payment or performance of the Guaranteed Obligations.

2.9           Waiver of Defenses.  Guarantor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower.  Guarantor waives any setoff, recoupment, defense or counterclaim which Borrower or Guarantor may have or claim to have against Bank. Guarantor waives any and all rights under California Civil Code sections 2787 through 2855.  All payments due to Bank hereunder shall be made without any reduction or deduction whatsoever, including any reduction or deduction for taxes (except for any withholding or deduction for taxes required to be withheld or deducted under applicable law).

2.10         Right of Subrogation.  Notwithstanding any payment or payments made by Guarantor hereunder or any setoff or application of funds of Guarantor by Bank, Guarantor shall not be entitled to be subrogated to any of the rights of Bank against Borrower or any other Person or any collateral security or Guaranty or right of offset held by Bank for the payment of the Guaranteed Obligations, nor shall Guarantor, in its capacity as Guarantor, seek or be entitled to seek any contribution or reimbursement from Borrower or any other Person in respect of payments made by Guarantor hereunder until all the Guaranteed Obligations have been absolutely, irrevocably, indefeasibly and unconditionally fulfilled, performed or met.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been paid in full, such amount shall be held by Guarantor in trust for Bank, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Bank in the exact form received by Guarantor (duly indorsed by Guarantor to Bank, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Bank may determine.

2.11         Transfers of Interests, etc.  This Guaranty shall inure to the benefit of and be enforceable by Bank.  Without limiting the generality of Section 11.1, Bank may assign or otherwise transfer (in whole or in part) any Interest held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to Bank under the Loan Documents and this Guaranty or otherwise.

2.12         Time, Place and Manner of Payments by Guarantor.  (1)  All payments due to Bank hereunder shall be made to Bank at the time and place and in the manner specified under Section 1.09 of the Credit Agreement.

(a)           In the case of each Guaranteed Obligation that is payable in a currency other than Dollars, Guarantor shall, at Bank’s option, either pay the unpaid amount of such Guaranteed Obligation in accordance with the provisions of Section 2.12(a) or pay to Bank at Bank’s Office the equivalent thereof in Dollars computed at Bank’s selling rate, on the date such Guaranteed Obligation became or was deemed to be due, for cable transfers of such foreign currency to the place where such Guaranteed Obligation is payable, and shall hold Bank harmless from any loss incurred by it arising from any change in the value in Dollars of such foreign currency between the date such Guaranteed Obligation became or was deemed to be due and the date of payment thereof.  For the avoidance of doubt, it is understood that the exchange rate used for this purpose may be less favorable to Guarantor than the definition of the Applicable Currency Exchange Rate.  If on the date such Guaranteed Obligation became or was deemed to be due no such selling rate is quoted by Bank, or if at any time Bank is unable for any reason, including interruption of communications between Bank and any branch, to establish the amount of such Guaranteed Obligation, Bank may determine the equivalent in Dollars of the amount of such Guaranteed Obligation on the basis of such factors as it shall, in its sole judgment, deem appropriate, and Guarantor shall be obligated, on demand, to furnish such security or to make such payments on account of its contingent liability hereunder in respect of such Guaranteed Obligation as Bank shall request.

2.13         Without prejudice to Bank’s rights hereunder and under the Credit Agreement, Guarantor hereby agrees to pay directly to Bank on behalf of Borrower all amounts specified under Section 1.07 of the Credit Agreement that are not paid when due by Borrower, and authorizes and instructs Bank to debit any such amounts due from Guarantor’s account at Bank (account no. 4000027052).

3.             Representations and Warranties.  Guarantor hereby represents and warrants and covenants that:

(a)           Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, and is qualified to do business and is in good standing as a foreign corporation in each other state or jurisdiction where the character of the property owned or the nature of its business requires it to be so qualified;

(b)           neither the execution nor delivery of this Guaranty or any of the other documents related hereto nor performance of nor compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of any laws, statutes, codes, rules, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations or orders of any governmental department, commission, board, courts, authority or agency (collectively, “Laws and Permits”) or any other agreement or instrument binding upon Guarantor or any of its property (collectively, “Property”), or conflict with or result in a breach of any provision of the charter documents or by-laws of Guarantor.  No authorization, consent or approval or other action by, and no notice to or filing with, any governmental authority is required to be obtained or made by Guarantor for the due execution, delivery and performance by Guarantor of this Guaranty;

(c)           Guarantor has full power and authority to execute, deliver and perform this Guaranty and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary company action.  No consent or approval is required as a condition to the validity or performance of, or the exercise by Bank of any of its rights and remedies under this Guaranty;

(d)           this Guaranty constitutes legal, valid and binding obligations enforceable against Guarantor in accordance with its terms, and its execution and performance will not cause a breach, or an act which with the passage of time or the giving of notice, or both, would constitute a breach, of any other agreement to which Guarantor is a party or to which any of its respective properties is subject;

(e)           Guarantor is now, after giving effect to this Guaranty, and at all times during the term of this Guaranty shall be, solvent;

(f)            the principal place of business of Guarantor is 1855 Gateway Drive, Suite 700, Concord, CA 94520-3200.

(g)           there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, domestic or foreign, now pending or, to the knowledge of Guarantor, threatened against Guarantor or any property or rights of Guarantor, the effect of which would result in a material adverse change to Guarantor’s business, operations or financial statements.  Guarantor is not in default in any material respect with respect to any judgment, writ, injunction, decree, rule or regulation applicable to Guarantor of any court or governmental instrumentality or other agency, domestic or foreign, which would result in a material adverse change to Guarantor’s business, operations or financial statements;

(h)           neither this Guaranty nor any of the other certificates, statements or information furnished to Bank by or on behalf of Guarantor in connection with this Guaranty or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, misleading;

(i)            the consolidated and consolidating balance sheets of Guarantor and its Subsidiaries as at December 31, 2002 and the related income and cash flow statements for the period then ended, each other financial statement of Guarantor and its Subsidiaries delivered to Bank on or prior to the date hereof (including any forecasts or financial projections which may have been delivered to Bank), and each financial statement to be delivered to Bank pursuant to Section 4.5, as and when delivered to Bank, fairly present the financial condition of Guarantor and its Subsidiaries as at the date thereof and the results of their operations for the period then ended, all in accordance with GAAP consistently applied but subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes.  Since December 31, 2002, there has been no Material Adverse Change.

4.             Covenants.  Guarantor covenants and agrees that so long as any Guaranteed Obligation is outstanding it shall comply and cause each Subsidiary to comply with the following provisions:

4.1           Mergers.  Guarantor shall not enter into any transaction which violates Section 5.3(h) of the Parent Credit Agreement or, if the Parent Credit Agreement shall not be in effect, any transaction which would violate said Section 5.3(h) if it were in effect.

4.2           Financial Covenants.

(a)           Total Funded Debt to EBITDA.  As of each Fiscal Quarter End Date, Guarantor shall not cause, permit or suffer a ratio of Total Funded Debt to EBITDA, calculated on a rolling four Fiscal Quarter basis, to be greater than 2.00 to 1.00.

(b)           Cash Flow Coverage Ratio.  Guarantor shall maintain at all times a Cash Flow Coverage Ratio which complies with the requirements of Section 5.1(b) of the Parent Credit Agreement as in effect on the date hereof.

(c)           Minimum Quick Ratio.  Guarantor shall not cause, permit or suffer the Quick Ratio as of each Fiscal Quarter End Date to be less than (i) 0.80 to 1.00. for the Fiscal Quarter ending December 31, 2003; and (ii) 1.00 to 1.00 thereafter.

(d)           Minimum Tangible Effective Net Worth.  Guarantor shall not cause, permit or suffer a Tangible Effective Net Worth as of each Fiscal Quarter End Date to be less than the sum of (i) $203,541,000 plus (ii) seventy percent (70%) of Consolidated Net Income for each Fiscal Quarter (on a cumulative basis but without taking into account any loss incurred during any

Fiscal Quarter) plus (ii) one hundred percent (100%) of the net cash proceeds from any Equity Issuance.

(e)           Minimum Assets.  Guarantor shall not cause, permit or suffer the assets of Guarantor, O.S.I Puerto Rico, Inc. and SunSoft, Inc. on a consolidated basis determined in accordance with GAAP (after excluding any intercompany receivables and any Investments in or between Subsidiaries), to be less than $75,000,000 at any time.

(f)            Interest Coverage Ratio.  As of each Fiscal Quarter End Date, Guarantor shall not cause, permit or suffer the Interest Coverage Ratio, calculated on a rolling four Fiscal Quarter basis, to be less than 2.00 to 1.00.

4.3           Limits on Debt; Accommodation Obligations.  Guarantor shall not (i) agree to any amendment, waiver or other modification of the Parent Credit Agreement which allows Guarantor to borrow, or otherwise incur any other Debt or Accommodation Obligation under, the Parent Credit Agreement in excess of $50,000,000, or (ii) incur any other Debt or Accommodation Obligation after the date of this Agreement, other than (x) Capital Leases, conditional sales agreement and other purchase money Debt incurred after the date of this Agreement for property, plant or equity in an aggregate amount not to exceed $5,000,000, or (y) Debt not exceeding the notional amount of $75,000,000 in the aggregate at any one time outstanding consisting of foreign exchange contracts on which delivery is to be effected and settlement allowed at any time (or at a specified time) in the future (plus related fees, costs and indemnities) entered into between Guarantor and any Person having a credit rating that is similar to or better than Bank.

4.4           Pledge of Borrower Equity.   Guarantor shall not grant, or otherwise permit to exist, any Lien respecting any direct or indirect equity or other ownership interest in Borrower held or otherwise owned by Guarantor, including, without limitation, any Liens granted pursuant to the Parent Credit Agreement.  Notwithstanding the foregoing, Bank hereby represents and warrants that Bank has reviewed the Parent Credit Agreement as in effect on the date hereof, including, without limitation, those provisions of the Parent Credit Agreement which grant certain Liens to secure the obligations of the Guarantor to Comerica Bank-California thereunder, including, without limitation, the Lien granted to Comerica Bank-California respecting the equity interest of Guarantor in Precision Lens Manufacturing Technology, Inc., a Barbados corporation.

4.5           Reporting Requirements.  Guarantor shall furnish Bank:

(a)           as soon as available and in any event within forty-five (45) days after the end of each of the first Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheet of Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and their consolidated and consolidating income and cash flow statements for such Fiscal Quarter and for the Fiscal Year to date, prepared by Guarantor and certified by an Authorized Officer;

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated financial statements of Guarantor and its Subsidiaries for such Fiscal Year, certified without any qualification by a firm of certified public accountants of nationally recognized standing, together with a company-prepared consolidating balance sheet of Guarantor and its Subsidiaries as at the end of such Fiscal Year and their consolidating income and cash flow statements for such Fiscal Year, certified by an Authorized Officer;

(c)           as soon as available and in any event within forty-five (45) days of each Fiscal Quarter, a Compliance Certificate signed by an Authorized Officer of Guarantor in substantially the form of Exhibit A attached hereto and setting forth the information requested therein;

(d)           a copy of any notice sent by Guarantor to Comerica Bank-California as the Agent under the Parent Credit Agreement pursuant to Section 5.2(c)(iii) of the Parent Credit Agreement;

(e)           promptly after the filing thereof, copies of all reports and all registration statements filed by or on behalf of Guarantor with the Securities and Exchange Commission or any national securities exchange, excluding filings on Form S-8 (or any successor form) and any other filing solely in respect of stock option plans of Guarantor;

(f)            as soon as possible and in any event within thirty (30) days after the end of each Fiscal Year, company-prepared financial forecasts and projections for the ensuing Fiscal Year in a form acceptable to Bank; and

(g)           such other information respecting the assets, liabilities, condition or operations, financial or otherwise, of Guarantor or any of its Subsidiaries as Bank from time to time may reasonably request.

4.6           Asset Sales.  Guarantor shall not, and shall not permit any of its Subsidiaries to, engage in any Prohibited Asset Sales.

4.7           Compliance with Laws.  Guarantor and each of its Subsidiaries shall comply in all material respects with all applicable laws, rules, regulations and orders, the failure with which to comply could reasonably be expected to cause a Material Adverse Change.

4.8           Preservation of Corporate Existence, etc.  Subject to those exceptions set forth in Section 5.3(h) of the Parent Credit Agreement as in effect on the date hereof, and in the case of Guarantor and its Subsidiaries, Guarantor shall (i) preserve and maintain in full force and effect its corporate or partnership existence and good standing under the laws of the jurisdiction in which it was incorporated or organized and all rights, privileges, qualifications, permits, licenses and franchises material to the normal conduct of its business; (ii) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization, reputation and goodwill; and (iii) preserve or renew all of its patents, copyrights, trademarks and licenses therefore and other intellectual property, in each case where the non-preservation of which constitutes or could reasonably be expected to result in a Material Adverse Change; provided, however, that Guarantor or any of its Subsidiaries may consummate any merger or consolidation permitted under those exceptions set forth in Section 5.3(h) of the Parent Credit Agreement as in effect on the date hereof; and provided, further, that Guarantor or any of its Subsidiaries shall not be required to preserve or maintain any right, asset, goodwill, business or franchise if Guarantor or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Guarantor, such Subsidiary or Bank.

4.9           Maintenance of Property.  Guarantor shall maintain and preserve all its property which is necessary for use in its business in good working order and condition, except as permitted under those exceptions set forth in Section 5.3(b) of the Parent Credit Agreement as in effect on the date hereof, and except to the extent that Guarantor determines in good faith that it is not in the best interest of Guarantor and its Subsidiaries to do so.

4.10         Insurance.  Guarantor shall maintain insurance with financially sound and reputable insurers with respect to its properties and business against loss or damage of the kinds consistent with industry practice of Persons engaged in the same or similar business, of such types and in such amounts as are carried under similar circumstances by such other Persons.

4.11         Payment of Taxes and Lienable Items.  Guarantor shall pay and discharge, as they become due and payable, all claims for material tax liabilities, assessments and governmental charges or levies against it or upon its properties or assets and all lawful claims which, if unpaid, would, with the passage of time or notice or both, by law become a Lien upon its property (other than a Lien permitted by those exceptions set forth in Section 5.3(a) of the Parent Credit Agreement as in effect on the date hereof), unless (i) such claim is contested in good faith; (ii) adequate reserves have been established for such claim to the extent required by GAAP and other adequate provision for the payment thereof has been made; (iii) enforcement of such claim is effectively stayed during any time as such claim may otherwise become a Lien; and (iv) if such claim is finally determined to be due, it is paid, with all interest or penalties thereon, promptly after resolution of such contest.

4.12         Conduct of Business.  Guarantor shall engage in any business or activity other than the businesses described in Schedule 4.1(o) of the Parent Credit Agreement as in effect on the date hereof, and any activity reasonably incidental thereto.

4.13         Compliance with ERISA.  Guarantor shall directly or indirectly (or permit any ERISA Affiliate directly or indirectly to) (i) terminate any Plan subject to Title IV of ERISA so as to result in liability to Guarantor or any ERISA Affiliate in excess of $1,000,000 in the aggregate; (ii) permit any ERISA Event to exist; or (iii) make a complete or partial withdrawal (within the meaning of ERISA section 4201) from any Multiemployer Plan so as to result in liability to Borrower or any ERISA Affiliate in excess of $1,000,000 in the aggregate.

5.             Renewal and Extension.  Guarantor authorizes Bank, without notice to, demand of, or consent from Guarantor, and without affecting its liability to Bank hereunder, from time to time to (a) renew, extend, accelerate or otherwise change the time or place for payment of, or otherwise change the terms of the Guaranteed Obligations or any part thereof; (b) take and hold security for the payment or performance of the Guaranteed Obligations or this Guaranty, and exchange, enforce, waive, surrender, modify, impair, change, alter, renew, continue, compromise or release in whole or in part any security, or fail to perfect its interest in any such security or to establish its priority with respect thereof; (c) release Borrower, in whole or in part, from any or all of the Guaranteed Obligations or substitute any or all of the Guaranteed Obligations; (d) settle or compromise any or all of the Guaranteed Obligations with Borrower or any endorser or guarantor of the Guaranteed Obligations; and (e) subordinate any or all of the Guaranteed Obligations to any other obligations of or claim against Borrower, whether owing to or existing in favor of Bank or any other party.  Guarantor shall be and remains bound hereunder notwithstanding any such renewal, extension, acceleration, change, taking, holding, exchange, enforcement, waiver, surrender, modification, impairment, alteration, renewal, continuation, compromise, release, failure, application, direction, substitution, settlement or subordination.

6.             Insolvency.  In the event that Borrower becomes insolvent or files a petition for reorganization, arrangement, composition, discharge or similar relief under any present or future provision of the Bankruptcy Code, or if such a petition be filed against Borrower, and in any such proceedings some or all of the Guaranteed Obligations shall be terminated or rejected or any of the Guaranteed Obligations shall be modified or abrogated, Guarantor agrees that its liability hereunder shall not thereby be affected or modified, and such liability shall continue in full force and effect as if no such action or proceeding had occurred.  This Guaranty shall continue to be effective or reinstated, as the case may be, if any payment of any of the obligations must be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower or Guarantor, or otherwise, as though such payment had not been made.

7.             Duty To Keep Informed.  Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower until the termination of all of the Guaranteed Obligations hereunder pursuant to Section 2 above, and of all other circumstances bearing upon the risk of nonpayment or default under the Guaranteed Obligations which diligent inquiry would reveal, and agrees that Bank shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

8.             Lien and Right of Setoff.  In addition to all liens upon, and right of setoff against the moneys, securities or other property of Guarantor given to Bank by law, Bank shall have a lien upon and right to setoff against all moneys, securities and other property of Guarantor now or hereafter in the possession of or on deposit with Bank, whether held in a general or special account or deposit, or for safekeeping or otherwise; and every such lien and right of setoff may be exercised without demand upon or notice to Guarantor.  No lien or right to setoff shall be deemed to have been waived by any act or conduct on the part of Bank, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing; and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by Bank.

9.             Subordination of Liens.  Any obligations of Borrower now or hereafter held by Guarantor are hereby subordinated to the Guaranteed Obligations, and such obligations of Borrower to Guarantor if Bank so requests shall, upon the occurrence of a Default or Event of Default under the Credit Agreement, be collected, enforced, supervised and received by Guarantor as trustee for Bank and be paid over to Bank but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

10.           Officers and Directors.  It is not necessary for Bank to inquire into the power of Guarantor or the officers, directors or agents acting or purporting to act on Guarantor’s behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

11.           Miscellaneous Provisions.

11.1         Binding on Successors, Transferees and Assigns; Assignment of Guaranty.  This Guaranty shall be binding upon Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by Bank and its respective successors and assigns; provided, however, that Guarantor may not transfer or assign any of its obligations hereunder or, as long as Guarantor shall have any liability hereunder, enter into any transaction which violates Section 4.1 without, in each case, the prior written consent of Bank (any such transfer, assignment or transaction without such consent to be void).

11.2         Expenses of Borrower.  Guarantor shall reimburse Bank for (a) any and all costs or expenses incurred by or on behalf of Bank (including, without limitation, any legal fees and expenses of Bank’s in-house or outside counsel and any fees and expenses incurred by any auditor or in connection with any audit) in the preparation and consummation of this Guaranty and any amendment, waiver or consent relating hereto or thereto and (b) any and all costs or expenses incurred by or on behalf of Bank (including, without limitation, any fees and expenses of Bank’s in-house or outside counsel or any fees or expenses incurred by any auditor or in connection with any audit) in the administration, protection of rights under, and/or enforcement of, this Guaranty.

11.3         Amendments, etc.  No amendment to or waiver of any provision of this Guaranty, or consent to any departure by Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Bank and Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.4         Addresses for Notices to Guarantor.  All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and directed to the address described in, and deemed received in accordance with the provisions of, Section 8.01 of the Credit Agreement.

11.5         No Waiver; Remedies.  In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

11.6         Section Captions.  Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

11.7         Severability.  Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

11.8         Termination of Guaranty.  The obligations of Guarantor under this Guaranty shall terminate on the date upon which (i) Guarantor has fully performed all of its obligations under this Guaranty and (ii) all Guaranteed Obligations are satisfied in full.

11.9         Entire Agreement.  This Guaranty constitutes and contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior negotiations, correspondence, understandings and agreements respecting the subject matter hereof.

11.10       Notices.  Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by telecopier, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth in Section 8.01 of the Credit Agreement.  Any notice so delivered personally or by telecopier shall be deemed to be received on the date of delivery or transmission by telecopier; any notice so sent by overnight courier shall be deemed to be received one (1) Business Day after the date sent; and any notice so mailed shall be deemed to be received on the date stamped on the receipt.  Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this section, but such change shall not be effective until notice of such change has been received by the other party.

11.11       Counterparts.  This Guaranty may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereof and hereto were upon the same instrument.

11.12       Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF CALIFORNIA.  FOR PURPOSES OF ANY ACTION OR PROCEEDING INVOLVING THIS GUARANTY, GUARANTOR HEREBY EXPRESSLY SUBMITS TO THE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE OF CALIFORNIA AND CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY REGISTERED MAIL OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF CALIFORNIA.

11.13       Waiver of Jury Trial.  EACH OF GUARANTOR AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the date first set forth above.

OCULAR SCIENCES, INC.
a Delaware corporation

By	/s/ Steven M. Neil
Name: Steven M. Neil
Title: CFO

Accepted by:

WELLS FARGO HSBC TRADE BANK N.A.,
a national banking association

By	/s/ Virginia Adams
Name: Virginia Adams
Title: Vice President

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is being delivered by the undersigned, an Authorized Officer of Ocular Sciences, Inc. (referred to herein as “Guarantor”), on behalf of Guarantor and its Subsidiaries, to Wells Fargo HSBC Trade Bank N.A. ( “Bank”) pursuant to Section 4.5 of that certain Parent Guaranty, dated as of December 26, 2003 issued by Guarantor in favor of Bank.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as set forth in the Guaranty.

Guarantor hereby certifies and warrants to Bank, on behalf of Guarantor and each Subsidiary, as follows:

1.                                       The representations and warranties contained in Section 3 of the Guaranty (or, in the case of representations and warranties stated as having been made only on the execution date of the Guaranty, on the execution date of the Guaranty).

2.                                       No event has occurred and is continuing which constitutes an Event of Default or a Potential Default under the Parent Credit Agreement.

3.                                       Since [the most recent Fiscal Quarter End Date], there has been no Material Adverse Change.

4.                                       The Guaranty is in full force and effect.

5.                                       The following is a true and correct computation of the ratios and financial tests contained in Section 4.2 of the Guaranty as of                       , 20    (the “Fiscal Quarter End Date”):

[The remainder of this page left blank intentionally]

(a)           Section 4.2(a) -Total Funded Debt to EBITDA.

(i)

Total amount of all Debt of Guarantor and its consolidated Subsidiaries as of the Fiscal Quarter End Date relating to (A) the borrowing of money and letters of credit and (B) Capital Leases, all determined in accordance with GAAP:

$

(ii)	EBITDA (calculated on a rolling four (4) Fiscal Quarter basis) determined in accordance with GAAP:	$

(iii)	Total Funded Debt to EBITDA as of the Fiscal Quarter End Date [Item (i) divided by Item (ii)]:	:1.00

(iv)	The ratio in Item (iii) must not be greater than:	2.00:1.00

(b)           Section 4.2 (b) – Cash Flow Coverage Ratio

(i)	Consolidated Net Income for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:	$

(ii)	To the extent deducted in (i) above, depreciation, Consolidated Interest Expense and amortization for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:	$

(iii)

All non-cash charges of Guarantor and its consolidated Subsidiaries required by GAAP relating to dispositions of property, plant and equipment for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:

$

(iv)

Preferred stock dividends paid or payable to a Person not in the Ocular Sciences Group by Ocular Sciences or any of its consolidated Subsidiaries during the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:

$

(v)	Stock repurchases and/or buy backs by Ocular Sciences during the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:	$

(vi)	Cash Flow for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date [Item (i) plus Item (ii) plus Item (iii) minus Item (iv) minus Item (v)]:	$

(vii)	The current portion of long-term debt and Capital Leases as at the Fiscal Quarter End Date:	$

(viii)	Cash Flow Coverage Ratio as of the Fiscal Quarter End Date [Item (vi) divided by Item (vii)]:	:1.00

(ix)	The ratio in Item (viii) must not be less than:	2.00:1.00

(c)           Section 4.2(c)—Minimum Quick Ratio

(i)	The sum of unrestricted cash and unrestricted Permitted Cash Investments of Guarantor and its consolidated Subsidiaries as of the Fiscal Quarter End Date as determined in accordance with GAAP:	$

(ii)	Trade accounts receivable (net of applicable reserves therefor) of Guarantor and its consolidated Subsidiaries as of the Fiscal Quarter End Date as determined in accordance with GAAP:	$

(iii)	Item (i) plus Item (ii):	$

(iv)

Current liabilities (excluding the aggregate principal amount of Revolving Advances or Term Advance outstanding under the Credit Agreement) of Guarantor and its consolidated Subsidiaries as of the Fiscal Quarter End Date as determined in accordance with GAAP:

$

(v)	The aggregate principal amount of Revolving Advances and Term Advances outstanding under the Credit Agreement:	$

(vi)	Item (iv) plus Item (v):	$

(vii)	Quick Ratio as of the Fiscal Quarter End Date [Item (iii) divided by Item (vi)]:	:1.00

(viii)	The ratio in Item (vii) must not be less than:
	(a) for the quarter ending December 31, 2003:	0.80:1.00
	(b) thereafter:	1.00:1.00

(d)           Section 4.2 (d)—Minimum Tangible Effective Net Worth

(i)	Base amount:		$203,541,000

(ii)

Cumulative Consolidated Net Income (but without taking into account any losses incurred during any Fiscal Quarter), commencing with the Fiscal Quarter ending on December 31, 2003, and ending with the Fiscal Quarter ending on the Fiscal Quarter End Date of measurement:

$

(iii)	70% of Item (ii):	$

(iv)	100% of the net cash proceeds from any Equity Issuance after the Closing Date:	$

(v)	Item (i) plus Item (iii) plus Item (iv):	$

(vi)	Net book value of all assets of Guarantor and its consolidated Subsidiaries as of the Fiscal Quarter End Date as determined in accordance with GAAP:	$

(vii)	Intangible Assets as of the Fiscal Quarter End Date:	$

(viii)	Consolidated Total Debt as of the Fiscal Quarter End Date:	$

(ix)	Subordinated Debt as of the Fiscal Quarter End Date:	$

(x)	Tangible Effective Net Worth as of the Fiscal Quarter End Date [Item (vi) minus Item (vii) minus Item (viii) plus Item (ix)]:	$

(xi)	The amount in Item (x) may not be less than the amount in Item (v).	Complies: Yes/No

(e)           Section 4.2(e)— Minimum Assets.

(i)	Total value of assets of Guarantor, determined in accordance with GAAP (after excluding any intercompany receivables and any Investments in or between Subsidiaries):	$

(ii)	Total value of assets of Ocular Sciences Puerto Rico, Inc., determined in accordance with GAAP (after excluding any intercompany receivables and any Investments in or between Subsidiaries):	$

(iii)	Total value of assets of SunSoft, Inc., determined in accordance with GAAP (after excluding any intercompany receivables and any Investments in or between Subsidiaries):	$

(iv)	The sum of Item (i) plus Item (ii) plus Item (iii) must not be less than:		$75,000,000

(f)            Section 4.2 (f) – Interest Coverage Ratio

(i)

Consolidated earnings (or loss) from operations, after all expenses and other property charges but before payment or provision for any income taxes or interest expense, excluding any extraordinary or non-recurring gains or losses for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:

$

(ii)

Total interest expense (including the interest component of Capital Leases) of Guarantor and its consolidated Subsidiaries excluding the amortization or write-off of original issue discount, capitalized debt issuance costs and expenses, and non-cash interest payments or accruals for the four consecutive Fiscal Quarters ending on the Fiscal Quarter End Date:

$

(iii)	Interest Coverage Ratio as of the Fiscal Quarter End Date [Item (i) divided by Item (ii)]:	:1.00

(iv)	The ratio in Item (iii) must not be less than:	2.00:1.00

The undersigned has reviewed the terms of the Guaranty and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Guarantor and its Subsidiaries during the Fiscal Quarter covered by this Compliance Certificate.

IN WITNESS WHEREOF, Guarantor has caused this Compliance Certificate to be executed and delivered, and the certifications and warranties contained herein to be made, as of this            day of               , 20   .

OCULAR SCIENCES, INC.

By
Name:
Title: